Exhibit 99.1
Virgin Media Ireland Reports Preliminary Q4 and FY 2024 Results
Fiber upgrade program continues to accelerate, with around half of our premises upgraded to full fiber at the end of Q4
Strong B2B revenue growth supported by Wholesale access
Sequential and YoY improvement in fixed net adds

Denver, Colorado February 18, 2025: Liberty Global Ltd. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for VM Ireland, a fixed-income borrowing group, for the three months (“Q4”) and year ended December 31, 2024 as compared to the results for the same periods in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2024 audited financial statements for VM Ireland prior to the end of April 2025.

Tony Hanway, CEO of Virgin Media Ireland, commented:
“2024 was an important year for us as we continued to drive the transformation of Virgin Media Ireland into a full fiber operator and bring the Virgin Media brand to more homes and businesses across Ireland. Momentum in both deploying fiber and selling fiber connections continues to build; at the end of Q4 around half of our over one million premises had been constructed for fiber services and we had almost 50k fiber customers on our network, including Wholesale customers. In areas our network doesn’t reach, we’re successfully selling our ultrafast broadband and television services into NBI and SIRO areas. Including our offnet footprint we now cover 1.4 million addressable homes, and we expect this to grow further. While capex will remain elevated in 2025, our investments in these strategic initiatives remain key to maintaining market share in a highly competitive environment and driving long-term growth.”

Operating and strategic highlights:
•Continued to deliver on our full fiber upgrade project, with approximately half of our premises upgraded to full fiber at the end of Q4
•Continued to drive momentum in selling superfast broadband and digital television services into NBI and SIRO areas our network doesn’t reach
•Mobile postpaid net losses of 400 in Q4
•Fixed customer net losses of 1,900 in Q4 improved sequentially and YoY

Financial highlights:
•FY 2024 revenue of €454.3 million decreased 2.9% YoY
•Q4 revenue of €120.6 million decreased 3.0% YoY, as lower fixed and mobile revenue resulting from the intense competitive environment was only partially offset by strong growth in B2B wholesale revenue
•Q4 residential fixed revenue of €70.1 million decreased 5.0% YoY

◦Fixed subscription revenue decreased 5.2% YoY, driven by (i) lower customer volumes and (ii) lower ARPU YoY
•Q4 residential mobile revenue of €10.1 million decreased 6.5% YoY
◦Mobile subscription revenue decreased 6.2% YoY, due to lower customer volumes and a decline in mobile ARPU
◦Mobile non-subscription revenue decreased 7.4% YoY, primarily due to lower interconnect revenue
•Q4 B2B revenue of €10.9 million increased 14.7% YoY, driven by growth in Wholesale
•Q4 other revenue of €29.5 million decreased 2.3% YoY, primarily due to lower programming revenue
•FY 2024 net earnings (loss) increased 153.4% YoY to €4.7 million
•Q4 net earnings increased 134.6% YoY to €11.9 million, primarily driven by an increase in realized and unrealized gains on derivative instruments
•FY 2024 Adjusted EBITDA of €165.0 million decreased 1.6% YoY
•Q4 Adjusted EBITDA of €48.0 million increased 10.6% YoY, primarily driven by (i) lower programming costs, (ii) a decrease in sales and marketing costs due to the timing of campaigns and (ii) a decrease in labor costs, partially offset by higher customer care costs
•Q4 property and equipment (“P&E”) additions of €45.2 million remained stable YoY, as higher new build and upgrade spend related to the increased pace of our fiber upgrade program was offset by lower CPE spend
◦P&E additions as a percentage of revenue increased to 37.5% in Q4 2024, as compared to 36.4% in the prior year period
•FY 2024 Adjusted EBITDA less P&E Additions of €4.5 million increased 2.3% YoY
•Q4 Adjusted EBITDA less P&E Additions of €2.8 million increased 255.6% YoY
•At December 31, 2024, our fully-swapped third-party debt borrowing cost was 4.0% and the average tenor of our third-party debt was 4.5 years
•At December 31, 2024, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 5.12x, each as calculated in accordance with our most restrictive covenants and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 5.42x at December 31, 2024
•At December 31, 2024, we had €88.9 million of undrawn commitments available. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2024 borrowing levels, we anticipate the full €88.9 million of borrowing capacity will continue to be available

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2024	2023

Footprint
Homes Passed	1,002,700	982,900
Q4 Organic[1] Homes Passed net additions	4,100	11,900

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	393,300	402,800
Q4 Organic Fixed-Line Customer Relationship net losses	(1,900)	(3,900)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	€61.27	€62.81

Mobile Subscribers
Total Mobile subscribers	136,700	134,400
Total Organic Mobile net losses	(400)	(2,200)

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€20.80	€22.04
Excluding interconnect revenue	€19.53	€20.37

Subscribers (RGUs)
Video	210,900	227,900
Broadband	363,200	368,500
Telephony	156,100	205,800
Total RGUs	730,200	802,200

Q4 Organic RGU Net Losses
Video	(2,100)	(6,000)
Broadband	(900)	(3,000)
Telephony	(8,300)	(15,500)
Total Organic RGU net losses	(11,300)	(24,500)

General Notes to Table:

VM Ireland provides broadband internet, telephony, data, video and other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2024 and 2023:

	Three months ended			Year ended
	December 31,		Increase/(decrease)	December 31,		Increase/(decrease)
	2024	2023		2024	2023
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€69.6	€73.4	(5.2%)	€283.3	€297.1	(4.6%)
Non-subscription	0.5	0.4	25.0%	2.0	2.2	(9.1%)
Total residential fixed revenue	70.1	73.8	(5.0%)	285.3	299.3	(4.7%)
Residential mobile revenue:
Subscription	7.6	8.1	(6.2%)	31.4	32.0	(1.9%)
Non-subscription	2.5	2.7	(7.4%)	8.3	9.3	(10.8%)
Total residential mobile revenue	10.1	10.8	(6.5%)	39.7	41.3	(3.9%)
B2B revenue:
Subscription	3.1	3.1	—%	12.4	11.8	5.1%
Non-subscription	7.8	6.4	21.9%	28.7	25.7	11.7%
Total B2B revenue	10.9	9.5	14.7%	41.1	37.5	9.6%
Other revenue	29.5	30.2	(2.3%)	88.2	90.0	(2.0%)
Total revenue	€120.6	€124.3	(3.0%)	€454.3	€468.1	(2.9%)

Adjusted EBITDA	€48.0	€43.4	10.6%	€165.0	€167.7	(1.6%)

Adjusted EBITDA less P&E Additions	€2.8	€(1.8)	255.6%	€4.5	€4.4	2.3%

The following table provides a reconciliation of net earnings (loss) to Adjusted EBITDA for the three months and year ended December 31, 2024 and 2023:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions, except % amounts

Net earnings (loss)	€11.9	€(34.4)	€4.7	€(8.8)
Income tax benefit	(2.4)	(7.0)	(4.6)	(5.6)
Other income, net	(1.3)	(0.1)	(1.3)	(0.9)
Foreign currency transaction gains, net	—	—	(0.1)	—
Realized and unrealized losses (gains) on derivative instruments, net	(3.8)	35.2	(6.0)	23.9
Interest expense	17.3	17.6	71.2	62.2
Operating income	21.7	11.3	63.9	70.8
Impairment, restructuring and other operating items, net	(0.9)	6.2	(0.9)	5.6
Depreciation and amortization	25.0	21.6	93.0	74.5
Related-party fees and allocations, net	0.9	2.9	3.3	10.7
Share-based compensation expense	1.3	1.4	5.7	6.1
Adjusted EBITDA	€48.0	€43.4	€165.0	€167.7

Adjusted EBITDA as a percentage of revenue	39.8%	34.9%	36.3%	35.8%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	€7.1	€9.8	€38.5	€40.0
New build and upgrade	22.6	19.9	75.1	57.0
Capacity	0.6	0.1	2.0	1.8
Baseline	2.7	1.7	5.3	20.3
Product and enablers	12.2	13.7	39.6	44.2
Property and equipment additions	45.2	45.2	160.5	163.3
Changes in current liabilities related to capital expenditures (including related-party amounts)	(4.2)	5.3	(3.7)	(1.9)
Total capital expenditures[2]	€41.0	€50.5	€156.8	€161.4

Property and equipment additions as a percentage of revenue	37.5%	36.4%	35.3%	34.9%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€48.0	€43.4	€165.0	€167.7
P&E additions	(45.2)	(45.2)	(160.5)	(163.3)
Total	€2.8	€(1.8)	€4.5	€4.4

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	December 31,		September 30,
	2024		2024
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.575%(i)) due 2029	€900.0	€900.0	€900.0
€88.9 million Revolving Facility (EURIBOR + 2.75%(i)) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(4.0)	(4.1)
Total carrying amount of third-party debt		896.0	895.9
Less: cash and cash equivalents		11.9	11.8
Net carrying amount of third-party debt		€884.1	€884.1
______________________

(i)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2024 and September 30, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2024	2024
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(11.9)	(11.8)
Total covenant amount of third-party net debt	€838.1	€838.2

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects, plans and opportunities, as well as headwinds and their impact on our financial performance; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; expectations regarding financial performance at our companies, including revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow, property and equipment additions, operating and capital expenses; the expected growth of addressable homes at Virgin Media Ireland; the strength of Virgin Media Ireland’s balance sheet (including its cash and liquidity position), the tenor of its third-party debt, and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; trade wars or the threat of such trade wars; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access the cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a dynamic team of operators and investors generating and delivering shareholder value through the strategic management of three platforms — Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications services, delivering next-generation products through advanced fiber and 5G networks. Liberty Telecom currently provides approximately 80 million* connections through some of Europe’s best-known consumer brands, including Virgin Media O2 (VMO2) in the U.K., VodafoneZiggo in the Netherlands, Telenet in Belgium and Virgin Media in Ireland. With our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Telecom's consolidated businesses generate annual revenue of approximately $3.6 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Growth invests, grows and rotates capital into scalable businesses across the technology, media/content, sports and infrastructure industries with a portfolio of approximately 70 companies and various funds, including stakes in companies like ITV, Televisa Univision, Plume, EdgeConneX and AtlasEdge, as well as our controlling interest in the Formula E racing series. Liberty Services delivers innovative technology and finance services, generating approximately $600 million in revenue.***

Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

*    Represents aggregate consolidated and 50% owned nonconsolidated fixed and mobile subscribers, including those of UPC Slovakia. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2024 Liberty Global consolidated results and the combined as reported full year 2024 results for the VodafoneZiggo JV and full year 2024 U.S. GAAP results for the VMO2 JV.

***Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated JVs.

About VM Ireland
VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 393,300 fixed-line customers and mobile services to 136,700 subscribers at December 31, 2024.

For more information, please visit www.libertyglobal.com or contact:

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
		Matt Beake	+44 20 8483 6428

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted.
2The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.